Exhibit 99.1
FOR IMMEDIATE RELEASE
N E W S
FROM
Contact: Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500
Rick B. Colberg
Chief Financial Officer
866-705-2568
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE THIRD QUARTER OF 2007 AND
NINE MONTHS ENDED SEPTEMBER 30, 2007
Milwaukee, Wisconsin
October 18, 2007
Bank Mutual Corporation (NASDAQ—BKMU) reported net earnings of $3.7 million or $0.07 diluted earnings per share for the three months ended September 30, 2007 as compared to $5.1 million or $0.09 diluted earnings per share during the same period in 2006. Earnings for the nine months ended September 30, 2007 were $13.0 million or $0.23 diluted earnings per share as compared to $16.0 million or $0.26 diluted earnings per share during the same period in 2006. Earnings decreased for the third quarter of 2007 primarily as a result of a decrease in the net interest margin and an increase in the provision for loan losses. Earnings decreased for the nine
CORPORATE HEADQUARTERS
4949 West Brown Deer Road • P.O. Box 245034 • Milwaukee, Wisconsin 53224-9534 • Telephone 414-354-1500

months ended September 30, 2007 primarily as a result of a decrease in the net interest margin, partially offset by a recovery of previous provisions for loan losses. Diluted earnings per share calculations and net income were also affected by Bank Mutual’s ongoing stock repurchase programs.
“The compression of our interest rate spread slowed during the third quarter but competitive pressures have not allowed us to reduce the cost of our deposits as much as we would like. Our conservative underwriting standards continue to serve us well as our non-performing loans remained stable during the period and amounted to 0.66% of our total loan portfolio. In addition, we continued to execute our business plan of increasing our multi-family, commercial real estate and commercial business loan portfolios”, stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
The reported results represent a 22.2% decrease in diluted earnings per share for the third quarter of 2007 and an 11.5% decrease in diluted earnings per share for the nine months ended September 30, 2007 as compared to the same periods in 2006. Net income decreased 27.2% for the third quarter of 2007 and 18.3% for the nine months ended September 30, 2007 as compared to the same period in 2006.
One to four family mortgage loan originations and purchases were $76.6 million for the third quarter of 2007 and $219.6 million for the nine months ended September 30, 2007 as compared to $105.5 million for the third quarter of 2006 and $308.7 million for the nine months ended September 30, 2006. The decreased originations and purchases of mortgage loans in 2007 were the result of increased market interest rates on mortgage loan offerings and a related decrease in home sales, purchases and construction.
Multi-family and commercial real estate mortgage loan originations were $41.6 million for the third quarter of 2007 and $133.3 million for the nine months ended September 30, 2007 as compared to $39.2 million for the third quarter of 2006 and $103.5 million for the nine months ended September 30, 2006. The increased originations in both periods were the result of management’s emphasis on these products, the hiring of new personnel and additional marketing efforts.
Loan sales were $23.8 million for the third quarter of 2007 and $78.0 million for the first nine months of 2007 as compared to $28.2 million for the third quarter of 2006 and $68.0 million for the first nine months of 2006. Loan sales increased for the first nine months of 2007 because of the increase in fixed rate mortgage loan originations that resulted from the consumer preference for fixed rate mortgage loans. Gain on sales of loans was $338,000 for the third quarter of 2007 as compared to $339,000 for the same period in 2006 and for the nine months ended September 30, 2007 gain on sales of loans was $1,100,000 as compared to $851,000 for the first nine months of 2006, both periods reflecting our policy of selling the majority of our fixed rate loan originations.
Consumer loan originations for the third quarter of 2007 were $31.6 million and $94.7 million for the nine months ended September 30, 2007, as compared to $42.5 million for the third quarter of 2006 and $126.3 million for the first nine months of 2006. The decreased originations for both periods were primarily the result of declining demand in the face of increased interest rates on consumer loan offerings and slower growth in homeowners’ equity and, for the nine month period, the discontinuance in May 2006, of indirect automobile loan originations through our 50% owned subsidiary, Savings Financial Corporation.
Commercial business loan originations decreased in the third quarter of 2007 and increased for the first nine months of 2007. Commercial business loan originations for the third quarter of 2007 were $13.0 million and $35.5 million for the first nine months of 2007 as compared to $15.9 million in the third quarter of 2006 and $32.5 million for the first nine months of 2006. The increase for the nine-month period was primarily the result of the continued emphasis placed by management to develop this segment of our loan portfolio, including the hiring of new personnel, although fewer originations were booked in the three-month period as compared to the same period in 2006.
In total, loan originations and purchases for the third quarter of 2007 were $162.9 million as compared to $203.1 million for the same period of 2006 and $483.0 million for the first nine months of 2007 as compared to $571.0 million of the same period in 2006. The decreases in both periods were due to the factors discussed above.
Total assets at both September 30, 2007 and December 31, 2006 were $3.5 billion.
Investment securities increased by $46.1 million and mortgage-related securities increased by $44.5 million in the first nine months of 2007. This was primarily a result of purchasing new investment and mortgage-related securities and an increase in the market value of the mortgage-related securities portfolio partially offset by repayments within the mortgage-related securities portfolio.
Deposits decreased $61.0 million during the first nine months of 2007 to $2.1 billion as compared to $2.2 billion at December 31, 2006. Within the deposit portfolio, certificates of deposit decreased $48.3 million and our core deposits (checking, savings and money market accounts) decreased $12.7 million. The decrease in certificates of deposit was primarily the result of management’s decision to reduce the amount of higher cost wholesale deposits in anticipation of future lower market rates. We believe the decrease in core deposits to be cyclical.
Borrowings increased to $912.7 million at September 30, 2007 as compared to $705.0 million at December 31, 2006. The new borrowings were primarily used for funding our stock repurchase programs, funding the decrease in deposits and purchasing investment and mortgage-related securities.
We have paid twenty-seven consecutive cash dividends since our initial stock offering. Cash dividends paid in the third quarter of 2007 were $0.085 per share as compared to $0.075 per share for the third quarter in 2006. This cash dividend increase of $0.01 per share in the third quarter of 2007 is a 13.3% increase over the cash dividends paid in the third quarter of 2006.

Non-performing loans to total loans at September 30, 2007 decreased to 0.66% as compared to 0.72% at December 31, 2006. This decrease in non-performing loans was primarily the result of one non-performing commercial business loan being paid-off in the first quarter of 2007. As a result of this loan being repaid, we recovered a net amount of approximately $929,000 of loan loss provisions in the first quarter of 2007 partially offset by additional provisions for loan losses of $51,000 in the second quarter and $388,000 third quarter of 2007. The additional provisions in the third quarter primarily reflect an updated valuation of a previously reported non-performing loan. Our allowance for loan losses at September 30, 2007 was $11.6 million or 87.9% of non-performing loans and 75.3% of non-performing assets.
The net interest margin for the third quarter of 2007 decreased to 2.06% and 2.07% for the first nine months of 2007 as compared to 2.26% for the third quarter of 2006 and 2.32% for the first nine months of 2006. The decrease in net interest margin for both periods was primarily the result of the rising costs of deposits and borrowings, the inversion of the yield curve, the effects of our stock repurchase programs and the purchase of Bank Owned Life Insurance late in the fourth quarter of 2006. Specifically, the inversion of the yield curve reduced our ability to price our loan offerings at interest rates that would allow us to increase the yield on our loan portfolio faster than the increase in our cost of funds, thus compressing our net interest margin. In addition, contract terms of existing loans can affect our ability to reprice those assets. In 2007, earnings on Bank Owned Life Insurance are included in Non-interest income-Other. For most of 2006 the funds that were used to purchase the Bank Owned Life Insurance earned interest in the Investments Portfolio and the earnings were reflected in Interest income.
The effective income tax rate for the first nine months of 2007 was 34.1% as compared to 35.3% for the same period in 2006 primarily as a result of the purchase of Bank Owned Life Insurance in the fourth quarter of 2006. The increase in cash value of Bank Owned Life Insurance usually is not taxable.
Book value per share was $8.63 at September 30, 2007. The annualized return on average equity (ROE) for the third quarter of 2007 was 3.23% and 3.55% for the first nine months of 2007. The annualized return on average assets (ROA) for the third quarter of 2007 was 0.42% and 0.50% for the first nine months of 2007. We repurchased 1,825,900 shares during the third quarter of 2007 at an average price of $11.07 per share and 7,226,948 shares during the first nine months of 2007 at an average price of $11.51 per share. We regularly review market conditions and costs of funds to determine when share repurchases are appropriate. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select MarketSM under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 77 offices in the state of Wisconsin and one office in Minnesota.
* * *

Outlook
(The following are forward looking statements; see “Cautionary Statements” below.) Bank Mutual Corporation’s management has identified a number of factors, which may affect the Company’s operations and results during the balance of 2007. They are as follows:
•	There may be an environment of continued economic slow down. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could continue to decrease, along with related interest and fee income.

•	A slow down in the appreciation of the value of real estate or even a decrease in value may occur. Reduced property prices could negatively affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments.

•	A continuation of stabilized or soft real estate values could also affect the value of the collateral securing our mortgage loans. A decrease in value could in turn lead to increased losses on loans in the event of foreclosures, which would affect our provisions for loan losses and profitability.

•	If customer demand for real estate loans decreases, our profits may decrease because our alternative investments, primarily mortgage-related securities, earn less income than real estate loans.
•	Bank Mutual will continue to further emphasize commercial real estate and commercial business loans, all of which can present a higher risk than residential mortgages. Adding personnel to continue this emphasis will increase our costs. Market conditions and other factors may continue to affect our ability to increase our loan portfolio with these types of loans.

•	We opened two new offices in first nine months of 2007. The addition of new offices increases our occupancy and related personnel costs going forward.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries. Depending upon the terms and circumstances, an adverse resolution of these matters could result in additional Wisconsin tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on our earnings. Although we believe we have reported income and paid Wisconsin taxes in accordance with applicable legal requirements and the Department’s long-standing interpretations of them, our position may not prevail in court or other actions may occur which give rise to liabilities. We also may incur further costs in the future to address and defend these issues.
* * *

Cautionary Statements
The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements that are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, customer response to new products and services, competition from other institutions, the results of our lending activities and loan loss experience, changes in real estate values, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.
* * *

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,	December 31,
	2007	2006
	(In thousands)
Assets
Cash and due from banks	$32,722	$44,438
Federal funds sold	39,000	—
Interest-earning deposits	1,733	1,022

Cash and cash equivalents	73,455	45,460
Securities available-for-sale, at fair value:
Investment securities	94,379	48,290
Mortgage-related securities	1,109,366	1,064,851
Loans held for sale	5,029	3,787
Loans receivable, net	2,006,706	2,024,325
Goodwill	52,570	52,570
Other intangible assets	2,593	3,089
Mortgage servicing rights	4,732	4,653
Other assets	184,127	204,360

	$3,532,957	$3,451,385

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,097,660	$2,158,641
Borrowings	912,686	705,025
Advance payments by borrowers for taxes and insurance	30,775	2,199
Other liabilities	28,213	49,223

	3,069,334	2,915,088

Minority interest in real estate development	2,909	2,518

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2007 and 2006 Issued and outstanding — none in 2007 and 2006	—	—
Common stock — $.01 per value:
Authorized - 200,000,000 shares in 2007 and 2006
Issued - 78,783,849 shares in 2007 and 2006
Outstanding - 53,405,054 in 2007 and 60,277,087 in 2006	788	788
Additional paid-in capital	497,469	496,302
Retained earnings	272,762	273,454
Unearned ESOP shares	(2,391)	(3,066)
Accumulated other comprehensive income	(10,820)	(15,426)
Treasury stock - 25,378,795 in 2007 and 18,506,762 shares in 2006	(297,094)	(218,273)

Total shareholders’ equity	460,714	533,779

	$3,532,957	$3,451,385

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income:
Loans	$30,972	$30,210	$91,261	$87,723
Investments	1,370	946	3,535	2,802
Mortgage-related securities	13,202	12,754	39,315	37,790
Interest-earning deposits	414	588	1,978	1,439

Total interest income	45,958	44,498	136,089	129,754
Interest expense:
Deposits	19,162	18,133	56,933	49,887
Borrowings	9,750	7,450	27,784	22,023
Advance payment by borrowers for taxes and insurance	8	8	15	16

Total interest expense	28,920	25,591	84,732	71,926

Net interest income	17,038	18,907	51,357	57,828
Provision for (recovery of) loan losses	388	178	(490)	297

Net interest income after provision for loan losses	16,650	18,729	51,847	57,531
Noninterest income:
Service charges on deposits	1,727	1,723	4,898	4,389
Brokerage and insurance commissions	625	634	1,924	1,768
Loan related fees and servicing revenue	385	441	1,142	1,140
Gains on sale of investments	—	—	—	694
Gain on sales of loans	338	339	1,100	851
Real estate investment partnership income	—	—	1,422	—
Other	1,928	1,492	6,092	4,280

Total noninterest income	5,003	4,629	16,578	13,122
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,614	9,343	28,808	28,083
Occupancy and equipment	2,761	2,675	8,522	7,924
Amortization of other intangible assets	165	165	496	496
Real estate investment partnership cost of sales	—	—	645	—
Other	3,467	3,246	9,798	9,479

Total noninterest expenses	16,007	15,429	48,269	45,982
Minority interest in income (loss) of real estate operations	—	—	391	—

Income before income taxes	5,646	7,929	19,765	24,671
Income taxes	1,923	2,814	6,732	8,711

Net income	$3,723	$5,115	$13,033	$15,960

Per share data:
Earnings per share-basic	$0.07	$0.09	$0.24	$0.27

Earnings per share-diluted	$0.07	$0.09	$0.23	$0.26

Cash dividends paid	$0.085	$0.075	$0.245	$0.215

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Originations	2007	2006	2007	2006
Mortgage loans
One-to-four-family	$51,936	$60,693	$153,620	$167,941
Multi-family	2,063	29,674	42,649	62,531
Commercial Real Estate	39,576	$9,552	90,642	$40,978

Total Mortgage Loans	93,575	99,919	286,911	271,450

Consumer loans	31,645	42,499	94,665	126,287
Commercial business loans	13,048	15,912	35,463	32,461

Total loan originations	$138,268	$158,330	$417,039	$430,198

Purchases
Mortgage loans	24,644	44,814	65,994	140,792

Total loan purchases	24,644	44,814	65,994	140,792

Total loans originated and purchased	$162,912	$203,144	$483,033	$570,990

Loan Sales	$23,761	$28,212	$77,995	$67,975

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited) (continued)
(Dollars in thousands except per share amounts and ratios)

	September 30,	December 31,
Loan Portfolio Analysis	2007	2006
Mortgage loans:
One-to-four family	$1,081,767	$1,123,905
Multi-family	202,438	157,768
Commercial real estate	179,449	167,089
Construction and development	177,721	187,323

Total mortgage loans	1,641,375	1,636,085
Consumer loans	393,547	431,246
Commercial business loans	54,034	52,056

Total loans receivable	2,088,956	2,119,387
Deductions to gross loans	82,250	95,062

Total loans receivable, net	$2,006,706	$2,024,325

	September 30,	December 31,
Asset Quality Ratios	2007	2006
Non-performing mortgage loans	$11,303	$11,504
Non-performing consumer loans	942	803
Non-performing commercial business loans	424	1,625
Accruing loans delinquent 90 days or more	544	565

Total non-performing loans	$13,213	$14,497

Total non-performing assets	$15,431	$15,728

Non-performing loans to loans receivable, net	0.66%	0.72%
Non-performing assets to total assets	0.44%	0.46%
Allowance for loan losses to non-performing loans	87.89%	86.74%
Allowance for loan losses to non-performing assets	75.26%	79.95%
Allowance for loan losses to total loans	0.58%	0.62%
Net recoveries (charge-offs )	$(471)	$(148)
Net recoveries (charge-offs) to avg loans (annualized)	-0.03%	-0.01%
Allowance for loan losses	$11,613	$12,574

	September 30,	December 31,
Deposit Analysis	2007	2006
Noninterest-bearing checking	$94,771	$104,821
Interest-bearing checking	157,868	174,206
Savings accounts	190,403	200,016
Money Market accounts	271,848	248,542
Certificate accounts	1,382,770	1,431,056

	$2,097,660	$2,158,641

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	Three months		Nine Months
	Ended September 30,		Ended September 30,
Operating Ratios (annualized)	2007	2006	2007	2006
Net interest margin (1)	2.06%	2.26%	2.07%	2.32%
Net interest rate spread	1.58%	1.72%	1.55%	1.79%
Return on average assets	0.42%	0.58%	0.50%	0.61%
Return on average shareholders’ equity	3.23%	3.99%	3.55%	4.02%
Return on average tangible shareholders’ equity (2)	3.70%	4.51%	4.04%	4.53%
Efficiency ratio (3)	72.62%	65.55%	71.05%	64.81%
Non-interest expense as a percent of average assets	1.83%	1.76%	1.83%	1.76%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Return on average tangible shareholders’ equity is determined by dividing net income by the net shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes. Since many analysts established financial matrices utilizing this ratio, Bank Mutual has chosen to provide this information.

(3)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

	Three months		Nine Months
	Ended September 30,		Ended September 30,
Other Information	2007	2006	2007	2006
Average earning assets	$3,302,535	$3,351,921	$3,314,397	$3,329,721
Average assets	$3,505,100	$3,503,017	$3,509,981	$3,476,136
Average interest bearing liabilities	$2,900,071	$2,852,794	$2,883,067	$2,819,477
Average shareholders’ equity	$461,540	$513,395	$489,248	$529,569
Average tangible shareholders’ equity (4)	$402,614	$454,081	$430,271	$470,181
Weighted average number of shares outstanding
-used in basic earnings per share	52,550,371	58,179,672	55,033,365	59,388,034
-used in diluted earnings per share	53,801,243	59,918,781	56,389,451	61,079,584

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes

	September 30,	December 31,
Book Value Per Share	2007	2006
Number of shares outstanding (net of treasury shares)	53,405,054	60,277,087
Book value per share	$8.63	$8.86

	At September 30,	At December 31,
Weighted Average Net Interest Rate Spread	2007	2006
Yield on loans	6.26%	6.04%
Yield on investments	4.72%	4.47%
Combined yield on loans and investments	5.66%	5.48%
Cost of deposits	3.64%	3.52%
Cost of borrowings	4.27%	4.46%
Total cost of funds	3.83%	3.75%
Interest rate spread	1.83%	1.73%